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Exhibit 4.25

SHARE AND ASSET PURCHASE AGREEMENT

Among

CENTERPULSE (UK) HOLDINGS LTD.,

CENTERPULSE USA HOLDING CO.,

CENTERPULSE GERMANY HOLDING GmbH,

CENTERPULSE AG

and

TERUMO CORPORATION

Dated as of October 3, 2002

i

ii

iii

        SHARE AND ASSET PURCHASE AGREEMENT, dated as of October 3, 2002, among CENTERPULSE (U.K.) HOLDING LIMITED, a company organized under the laws of Scotland ("Seller"), CENTERPULSE USA HOLDING CO., a Delaware corporation ("CUH"), CENTERPULSE GERMANY HOLDING GmbH, a company organized under the laws of Germany ("CGHG") CENTERPULSE AG, a company organized under the laws of Switzerland, and TERUMO CORPORATION, a corporation organized under the laws of Japan ("Purchaser").

W I T N E S S E T H:

        WHEREAS, Seller, through its wholly owned subsidiary, affiliated companies and related companies, agencies and distributors is engaged in the design, manufacture, marketing, sale and distribution of vascular graft products (the "Grafts Business");

        WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the Grafts Business, upon the terms and conditions set forth herein;

        WHEREAS, as part of the sale of the Grafts Business by Seller and the purchase of the Grafts Business by Purchaser hereunder, Seller, CUH and CGHG will sell to Purchaser the entire issued share capital of or the outstanding shares of capital stock, as the case may be (collectively, the "Shares") of (i) Vascutek Limited, a company incorporated under the laws of Scotland ("VAK"), (ii) Sulzer Vascutek USA Inc., a Delaware corporation ("VAKUS"), (iii) a new company organized under the laws of Germany (to be incorporated following the execution of this Agreement and prior to Closing) and which is to own that part of the Grafts Business which at the date of this Agreement is owned by Sulzer Cardiovascular GmbH ("CVD") (VAKUS and CVD being the "Affiliated Companies" and, together with VAK, the "Target Companies"); and

        WHEREAS, as part of the sale of the Grafts Business by Seller and the purchase of the Grafts Business by Purchaser hereunder, Seller will cause to be sold to Purchaser certain assets of the Grafts Business held by certain related companies set forth on the Schedule of Related Companies hereto (the "Related Companies").

        NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Seller and Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.01    Certain Defined Terms.    As used in this Agreement, the following terms shall have the following meanings:

        "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

        "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

        "Agreement" or "this Agreement" means this Share and Asset Purchase Agreement, dated as of October 3, 2002, among Seller, CUH, CGHG, Centerpulse AG, and Purchaser (including the Schedules, the Tax Deed and the Disclosure Letter) and all amendments hereto made in accordance with the provisions hereof.

        "Balance Sheet Date" means the date of the Reference Balance Sheet.

        "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York, Tokyo, Japan or London, England.

        "Bylaws" means the bylaws of any corporation organized under the law of any State of the United States of America and any equivalent document of any corporation or entity organized under the laws of another jurisdiction, as amended or restated through the date hereof or the Closing Date, as the case may be.

        "Charter" means the Certificate of Incorporation or Formation, Articles of Incorporation or Organization or other organizational document of a corporation or limited liability company organized under the laws of any State of the United States of America and any equivalent document of a corporation, limited liability company or other similar entity organized under the laws of another jurisdiction, as amended or restated through the date hereof or the Closing Date, as the case may be.

        "Clinical Application Research Studies" means post-approval clinical studies of market-released products that do not require an Investigational Device Exemption from the FDA.

        "Closing Balance Sheet" means the Grafts Business balance sheet (including the related notes and schedules thereto), to be prepared pursuant to Section 2.08(a) and to be dated as of the Closing Date.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Continued Grafts Employees" means employees of a Related Company who service the Grafts Business and who are to be employed by Purchaser or its designee as of the Closing, all of whom are listed on Section 6.02 of the Disclosure Letter.

        "Continuing Directors" means those directors of the Target Companies who are remaining on the relevant board of directors after the Closing Date.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit agreement or otherwise.

        "Disclosure Letter" means the First Disclosure Letter or the Second Disclosure Letter, as the case may be.

        "Dollars" means U.S. Dollars.

        "Encumbrance" means any security interest, pledge, mortgage, lien or encumbrance.

        "Environmental Law" means any Law that regulates, establishes standards or requirements, or concerns liability with respect to the environment, natural resources, safety, or health of humans or other organisms, including with respect to the manufacture, distribution in commerce and use of Hazardous Substances.

        "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

        "FDA" means the United States Food and Drug Administration.

        "First Disclosure Letter" means the disclosure letter from Seller to Purchaser dated the date of this Agreement.

        "German Sale Agreement" means the agreement to be entered into between CGHG and Purchaser (or such other person as Purchaser shall nominate) in relation to the sale to Purchaser or its designee of the shares of CVD.

        "Governmental Authority" means any government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial, quasi-judicial or arbitral body.

        "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

        "Hazardous Substance" means any toxic or hazardous substance or wastes, petroleum or petroleum products, asbestos or other pollutants, as defined under applicable Environmental Laws.

        "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.K. GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities and (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed directly or indirectly by such Person.

        "Intellectual Property" means (a) patents, patent registrations and patent applications and all rights therein, (b) trademarks, service marks, trade dress, logos, whether or not registered, and registrations and applications for registration thereof, (c) copyrights (registered or otherwise) and registrations and applications for registration thereof and (d) trade secrets and confidential, technical or business information including know-how, manufacturing and production processes and techniques.

        "JLL Contract" means the distribution agreement between VAK and Japan Lifeline Co. Ltd.

        "Key Employees" means the individuals listed on Section 3.22(c) of the Disclosure Letter.

        "Knowledge" means, with respect to Seller, the actual knowledge of Roshan Maini or Frank Carroll, and in addition with respect to Section 3.18 of this Agreement only, Timothy Ashton and Kenneth Barrow.

        "Law" means any federal, state, canton, provincial, local or national statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

        "Material Adverse Effect" means any change in or effect which individually or in the aggregate with all other such changes and effects, is materially adverse to the financial condition or to the results of operations of the Grafts Business taken as a whole, except for any such changes or effects resulting from (a) this Agreement or the transactions contemplated hereby or the announcement thereof, (b) changes in general economic or political conditions or the securities markets or (c) changes, after the date of this Agreement, in conditions generally applicable to Persons engaged in the design, manufacture, marketing, sale or distribution of medical devices of the nature designed, manufactured, marketed, sold and distributed by the Target Companies and the Related Companies, including, without limitation, (i) changes in Laws (or interpretations thereof by any Governmental Authority) generally applicable to such Persons and (ii) changes in U.K. GAAP or in international accounting standards.

        "Medical Product Regulatory Authority" means any Governmental Authority that is concerned principally with the safety, efficacy, reliability or manufacture of medical products.

        "Nominated Account" means an account or accounts notified to Purchaser by Seller at least two Business Days prior to the Closing Date.

        "Owned Intellectual Property" means all Intellectual Property in and to which any Target Company holds, or has a right to hold, right, title and interest.

        "Owned Real Property" means the real property owned by any Target Company, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon.

        "Pension Schedule" means the pensions schedule attached to and forming part of this Agreement.

        "Permitted Encumbrances" means (a) liens for Taxes and assessments not yet payable, (b) liens for Taxes, assessments and charges and other claims, the validity of which is being contested in good faith, (c) imperfections of title, liens, security interests and other encumbrances the existence of which, individually and in the aggregate, do not interfere with the current use of the property encumbered thereby, (d) inchoate mechanics', materialmen's and similar liens for construction in progress and (e) workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business.

        "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

        "Pre-Closing Taxable Period" means (i) any Taxable period ending on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such Taxable period that begins before the Closing Date and that includes the Closing Date.

        "Second Disclosure Letter" means the disclosure letter from Seller to Purchaser to be dated the Closing Date.

        "Seller Warranties" means the warranties set out in Article III of this Agreement.

        "Straddle Period" means any Taxable period beginning before and ending after the Closing Date.

        "Sulzer Orthopedics Settlement Arrangement" means the Class Action Settlement Agreement dated March 13, 2002 by and among Sulzer Orthopedics, Inc., Sulzer Medica AG, Sulzer AG and Class Counsel on behalf of Class Representatives in re: Sulzer Hip Prosthesis and Knee Prosthesis Liability Litigation MDL Docket No. 01-CV-9000 (MDL No. 1401), as the same may be amended from time to time.

        "Tax" or "Taxes" means (a) all taxes, charges, fees, levies, duties, imposts or other similar assessments, including income, capital gains, gross receipts, ad valorem, excise, real property, personal property, windfall profit, sales, use, transfer, stamp, licensing, withholding, employment, payroll, minimum, estimated and franchise taxes imposed by any federal, state, canton, provincial, local or national government, or any subdivision, agency or other similar Person of any such government and (b) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or taxes.

        "Tax Deed" means the deed of indemnity substantially in the form attached hereto relating to Tax liabilities of the Target Companies.

        "Tax Return" means any form, return or report of or relating to Taxes.

        "Taxing Authority" means any federal, state, canton, provincial, local, national or other Governmental Authority of any jurisdiction having the power to impose a Tax or Taxes.

        "U.K. GAAP" means United Kingdom generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

        "Working Capital" of the Grafts Business as of any date means the Grafts Business' current assets minus the Grafts Business' current liabilities (such current assets and current liabilities as indicated on the Reference Balance Sheet provided in Section 1.01 of the Disclosure Letter) and not including any accruals for P.A.Y.E. or N.I.C.

        Section 1.02    Other Defined Terms.    The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term:	Section:
401(k) Plan Participants	Section 6.06
Affiliated Companies	Recitals
Base Purchase Price	Section 2.03
CGHG	Recitals
Closing	Section 2.04
Closing Date	Section 2.04
Competitive Business	Section 5.07
Confidentiality Agreement	Section 5.02
CUH	Recitals
CVD	Recitals
Designated Amount	Section 8.03
Diversified Company	Section 5.07
Foreign Agreements	Section 2.05
Foreign Closing	Section 2.05
Government Antitrust Authority	Section 5.05
Grafts Business	Recitals
Grafts Business Financial Statements	Section 3.087
Independent Accounting Firm	Section 2.08
Lehman	Section 3.27
Losses	Section 8.02
Material Contracts	Section 3.19
Non-Competition Period	Section 5.07
Purchase Price	Section 2.03
Purchaser	Preamble
Purchaser Indemnified Party	Section 8.03
Purchaser Plan	Section 6.06
Purchaser Transition Services Agreement	Section 5.10
Purchaser's Accountants	Section 2.08
Reference Balance Sheet	Section 3.08
Related Assets and Liabilities	Section 2.02
Related Companies	Recitals
Seller	Preamble
Seller 401(k) Plan	Section 6.06
Seller Indemnified Party	Section 8.02
Seller Transition Services Agreement	Section 5.10
Seller's Accountants	Section 2.08
Seller's Threshold Amount	Section 8.03
Selling Entities	Section 3.01
Shares	Recitals
Target Companies	Recitals
Treaty	Section 3.10
VAK	Recitals
VAKUS	Recitals
VAKUS Benefit Plans	Section 3.24

        Section 1.03    Miscellaneous.    In this Agreement, where the context admits:

          (a)  every reference to a particular statutory provision or other Law shall be construed also as a reference to all other Laws made under the Law referred to, and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time, and whether before or after the date of this Agreement;

          (b)  references to clauses, schedules and exhibits are references to clauses of and schedules and exhibits to this Agreement, references to paragraphs are unless otherwise stated, references to paragraphs of the letter in which the reference appears, and references to this Agreement include the schedules and exhibits;

          (c)  references to the singular shall include the plural and vice versa and references to the masculine, the feminine and the neuter shall include each other such gender; and

          (d)  general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the word "including" shall be construed without limitation.

ARTICLE II

PURCHASE AND SALE

        Section 2.01    Purchase and Sale of the Shares.    Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller, CUH and CGHG shall, and shall cause the Persons who own of record any of the Shares to, sell, assign, transfer, convey and deliver the Shares to Purchaser, free and clear of all Encumbrances, and with full title guarantee, and Purchaser shall purchase the Shares.

        Section 2.02    Purchase and Sale of the Assets.    Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall cause the Related Companies to sell, assign, transfer, convey and deliver the assets and liabilities of the Grafts Business held by the Related Companies and to be set forth on the Closing Balance Sheet hereto (collectively, the "Related Assets and Liabilities") to Purchaser or its designee, with the benefit of full title guarantee in respect of owned assets, and Purchaser or its designee shall purchase and assume the Related Assets and Liabilities. Other than the Related Assets and Liabilities, no assets or liabilities of the Related Companies are being sold, assigned, transferred or conveyed by the Related Companies pursuant to this Agreement, and Purchaser or its designee is not purchasing or assuming any assets or liabilities other than the Related Assets and Liabilities.

        Section 2.03    Purchase Price; Purchase Price Allocation.    (a) The aggregate purchase price for the Shares and the Related Assets and Liabilities shall be $170,000,000 in cash (the "Base Purchase Price"), subject to adjustment as provided in Section 2.08 (the Base Purchase Price, as so adjusted, being the "Purchase Price").

        (b)  The Purchase Price shall be allocated among the Shares and the Related Assets and Liabilities in accordance with Schedule 2.03.

        Section 2.04    Closing.    Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares shall take place at a closing (the "Closing") to be held at the offices of McDermott, Will & Emery, 7 Bishopsgate, London, EC2N 3AR, England at 10:00 A.M. London time on the later of (i) November 15, 2002 and (ii) the third Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VII, or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

        Section 2.05    Foreign Closings.    Except as may be otherwise mutually agreed by the parties, to the extent that any closing of the sale and purchase of any of the Shares or any of the Related Assets and Liabilities is required to occur at a place outside of the United Kingdom (whether by reason of notarial deed or otherwise), such a closing (a "Foreign Closing") shall take place, and the executed closing documents shall be held in escrow by the agent mutually appointed by Seller and Purchaser, on or prior to the Closing (but not prior to the satisfaction of all of the conditions set forth in Article VII relating to such Foreign Closing and the conditions contained in the Foreign Agreements (as defined below)) at such times and places as may be agreed by Seller and Purchaser. The agent shall hold all such executed documents until such time as it is advised in a writing signed by Seller and Purchaser that the transactions contemplated hereby have been consummated or terminated. Upon consummation of the transactions contemplated hereby, the agent shall deliver to each party one fully executed set of the documents that were being held in escrow by the agent. If the transactions contemplated hereby are terminated, the agent shall deliver to each party the documents executed by such party that were held in escrow by the agent.

        In certain instances the sellers of certain of the Shares and the Related Assets and Liabilities will execute with Purchaser a separate acquisition agreement as may be required with respect to the Shares and the Related Assets and Liabilities (the "Foreign Agreements"). The Foreign Agreements are intended to serve only as the operative documents of transfer, and such Foreign Agreements do not alter, modify or amend in any way any of the terms or provisions of this Agreement, including, without limitation, terms and provisions relating to representations and warranties and indemnification. To the extent that any conflict exists between any of the terms of any of the Foreign Agreements and this Agreement, the terms of this Agreement shall control.

        Section 2.06    Closing Deliveries by Seller.    At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

          (a)  duly executed stock transfer forms in relation to the VAK Shares in favor of Purchaser (or to Purchaser's order) together with the relevant share certificates (or an indemnity therefor in terms reasonably agreeable to Purchaser);

          (b)  certificates representing the VAKUS Shares duly endorsed in blank or accompanied by stock powers duly executed in blank;

          (c)  certificates representing the CVD Shares duly endorsed in favor of Purchaser or such other documents as may be required to transfer the CVD shares to Purchaser (or as it shall direct);

          (d)  the Tax Deed duly executed by Seller;

          (e)  the certificates and other documents required to be delivered pursuant to Section 7.02;

          (f)    the resignations of the directors of the Target Companies (except for the Continuing Directors);

          (g)  the German Sale Agreement, duly notarized;

          (h)  the Related Assets and Liabilities, and/or those documents required in order to effect the transfer and assignment of the Related Assets and Liabilities to Purchaser, in a form agreed, duly executed by the applicable Selling Entity; and including where applicable the Continued Grafts Employees.

          (i)    the Disclosure Letter in the agreed form initialed by or on behalf of the Selling Entities.

        Section 2.07    Closing Deliveries by Purchaser.    At the Closing, Purchaser shall deliver to Seller:

          (a)  the Base Purchase Price by wire transfer of immediately available funds to the Nominated Account;

          (b)  the certificates and other documents required to be delivered pursuant to Section 7.01; and

          (c)  the Tax Deed duly executed by Purchaser;

          (d)  CVD shall have been incorporated and shall have acquired, or will acquire simultaneously herewith, that part of the Grafts Business owned as of the date of this Agreement by Sulzer Cardiovascular GmbH;

          (e)  the German Sale Agreement, duly notarized;

          (f)    such documents as may be required in order to effect the transfer and assignment of the Related Assets and Liabilities, in a form to be agreed, duly executed by Purchaser (or such other party as Purchaser shall nominate) and including where applicable the Continued Grafts Employees; and

          (g)  the Disclosure Letter in the agreed form, initialed by or on behalf of Purchaser.

        Section 2.08    Adjustment of Purchase Price.    The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.08:

          (a)    Closing Balance Sheet.    As promptly as practicable, but in any event within 60 calendar days after the Closing Date, Seller shall deliver to Purchaser the Closing Balance Sheet, together with a statement from PricewaterhouseCoopers (the "Seller's Accountants"), stating that the Closing Balance Sheet was prepared in accordance with U.K. GAAP (except as otherwise noted therein) applied on a basis consistent with the preparation of the Reference Balance Sheet.

          (b)    Disputes.    (i) Subject to clause (ii) of this Section 2.08(b), the Closing Balance Sheet delivered by Seller to Purchaser shall be deemed to be, and shall be, final, binding and conclusive on the parties hereto.

            (ii)  Purchaser may dispute any amounts reflected on the Closing Balance Sheet, but only on the basis that the amounts reflected on the Closing Balance Sheet were not arrived at in accordance with U.K. GAAP or such other applicable GAAP or International Accounting Standards applied on a basis consistent with the preparation of the Reference Balance Sheet; provided, however, that Purchaser shall have notified Seller and Seller's Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 Business Days of Seller's delivery of the Closing Balance Sheet to Purchaser. In the event of such a dispute, Seller's Accountants, together with Seller, and KPMG (the "Purchaser's Accountants"), together with Purchaser, shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Persons named in the preceding sentence are unable to resolve any such dispute within 40 Business Days of Seller's delivery of the Closing Balance Sheet to Purchaser and the items remaining in dispute are such that the Purchase Price would be adjusted by at least £66,000, Seller's Accountants and Purchaser's Accountants shall submit the items remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to Seller and Purchaser (the "Independent Accounting Firm"), which shall, within 30 Business Days after such submission, determine and report to Seller and Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on Seller and Purchaser. If the Seller and Purchaser shall not have agreed to the identity of such Independent Accounting Firm within 10 Business Days, then the Independent Accounting Firm shall be appointed by the President of the Institute of Chartered Accountants of England and Wales. If the items successfully disputed by Purchaser are such that the Base Purchase Price would be adjusted by less than £66,000, the items shall be deemed to be resolved in favor of Seller and shall not result in any adjustment of the Base Purchase Price. Any amounts payable pursuant to this Section 2.08 which are not in dispute shall be paid in accordance with paragraph (c) of this Section 2.08, notwithstanding that other amounts may remain in dispute. The fees and disbursements of the Independent Accounting Firm shall be allocated to Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Purchaser (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted, and the balance shall be paid by Seller. The Independent Accounting Firm shall act as experts and not as arbitrators and their decision shall be final and binding.

          (c)    Base Purchase Price Adjustment.    The Closing Balance Sheet shall be deemed final for the purposes of this Section 2.08 upon the earlier of (i) the failure of Purchaser to notify Seller of a dispute within 30 Business Days of Seller's delivery of the Closing Balance Sheet to Purchaser or (ii) the resolution of all disputes pursuant to Section 2.08(b)(ii). Within three Business Days of the Closing Balance Sheet being deemed final, a Base Purchase Price adjustment shall be made as follows:

              (i)  in the event that the amount of Working Capital reflected on the Closing Balance Sheet is less than £6,491,000, then the Base Purchase Price shall be adjusted downward in an amount equal to such shortfall, and Seller shall, within three Business Days of such determination, pay such amount converted into Dollars pursuant to 2.08(d) below to Purchaser by wire transfer in immediately available funds; and

            (ii)  in the event that the amount of Working Capital reflected on the Closing Balance Sheet exceeds £6,491,000, then the Base Purchase Price shall be adjusted upward in an amount equal to the amount of such excess, and Purchaser shall, within three Business Days of such determination, pay the £ amount of such excess converted into Dollars pursuant to

    Section 2.08(d) to the Person designated in writing by Seller by wire transfer in immediately available funds.

          (d)    Interest; Exchange Rate.    Any payment required to be made by Seller or Purchaser pursuant to Section 2.08(c) shall bear interest from the Closing Date through the date of payment at an interest rate equal to the London Interbank Offered Rate for three-month Eurodollar deposits in effect from time to time. All amounts on the Reference Balance Sheet and the Closing Balance Sheet shall be stated in pounds sterling. Any conversion of the amount specified in pounds sterling described in 2.08(c) into Dollars shall be at the Noon Buying Rate as specified by Citibank N.A. on the Closing Date.

          (e)    Access.    Purchaser shall provide Seller and Seller's Accountants with reasonable access during normal business hours to the books, records, facilities and employees of the Grafts Business, and shall cooperate fully with Seller and Seller's Accountants, to the extent required by Seller and Seller's Accountants in order to prepare the Closing Balance Sheet.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as fairly disclosed in the Disclosure Letter, Seller hereby represents and warrants to Purchaser that:

        Section 3.01    Incorporation and Authority of Seller.    Seller and each Person selling Shares or Related Assets and Liabilities (collectively, the "Selling Entities") is a corporation duly organized, validly existing under the laws of its jurisdiction of incorporation. Seller has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller, CUH and CGHG of this Agreement, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Seller, CUH and CGHG, enforceable against Seller, CUH and CGHG in accordance with its terms, subject to general equitable principles and except as enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditor's rights.

        Section 3.02    Incorporation of the Target Companies.    Each Target Company is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation. Each Target Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased, or operated by it or the nature of its business makes such qualification necessary.

        Section 3.03    Share Capital of Target Companies; No Subsidiaries.    (a) The authorized share capital or, as the case may be, capital stock of each Target Company and the issued share capital, or, as the case may be, the outstanding shares of capital stock of each Target Company is set forth in Section 3.03 of the Disclosure Letter.

        (b)  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating Seller, any Selling Entity or any Target Company to issue or sell any shares of capital stock of, or equity interests in any Target Company. The Shares constitute all of the issued and outstanding share capital or outstanding shares of capital stock of the Target Companies (as applicable) and are owned of record and beneficially solely by Seller and its Affiliates, free and clear of all Encumbrances. All of the Shares have been duly authorized and validly issued and are fully paid and, where applicable, nonassessable and were not issued in violation of any preemptive rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

        (c)  No Target Company beneficially owns, directly or indirectly, any equity or equity derivative interests in any other Person.

        Section 3.04    Sufficiency of Assets.    Except as set forth in the Disclosure Letter, the assets of the Target Companies as of the date hereof and the Related Assets and Liabilities constitute all of the assets used in the Grafts Business.

        Section 3.05    No Conflict.    Assuming that all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained and all filings and notifications described in Section 3.06 have been made, and except as set forth in Section 3.05 of the Disclosure Letter and except as may result from any facts or circumstances relating solely to Purchaser or an Affiliate thereof, the execution, delivery and performance of this Agreement by Seller do not and will not, (i) violate or conflict with the Charter and Bylaws of any Selling Entity or any Target Company; (ii) conflict with or violate any Law or Governmental Order applicable to any Selling Entity or any Target Company; (iii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract; or (iv) result in the creation of any Encumbrance on (x) the Shares or (y) the properties or assets of any Target Company or the Related Assets and Liabilities, except in any such case for any violations, conflicts, breaches, defaults or other matters which would not have a Material Adverse Effect or prevent or materially delay the consummation by Seller of the transactions contemplated hereby.

        Section 3.06    Consents and Approvals.    The execution, delivery and performance of this Agreement by Seller do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (i) the notification requirements of any applicable antitrust or merger control Laws, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Seller of the transactions contemplated by this Agreement and would not have a Material Adverse Effect; and (iii) as may be necessary as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates.

        Section 3.07    Financial Information.

        (a)  Set forth in Section 3.07 of the Disclosure Letter is a true and complete copy of the unaudited balance sheet of the Grafts Business as of August 23, 2002 (the "Reference Balance Sheet"). The Reference Balance Sheet was prepared (i) in accordance with the requirements of all relevant Laws and International Accounting Standards ("IAS"), (ii) from the books and records of the Target Companies and, where relevant, the Selling Entities, and (iii) are not materially misleading.

        (b)  The audited accounts of VAK for the year ending December 31, 2001 and the year ending December 31, 2000 (i) were prepared in accordance with the requirements of all relevant Laws and UK GAAP on bases consistent with those used in preparing the audited accounts of VAK for the three previous accounting periods, and (ii) show a true and fair view of the assets and liabilities of VAK as at December 31, 2001 or December 31, 2000 (as applicable).

        Section 3.08    Absence of Undisclosed Liabilities.    There are no liabilities of the Grafts Business of a nature required to be reflected on a balance sheet prepared in accordance with U.K. GAAP, except (a) liabilities set forth in or otherwise disclosed in the Disclosure Letter; (b) liabilities reflected or reserved against in the Closing Balance Sheet or referred to in the notes thereto; and (c) liabilities which would not have a Material Adverse Effect.

        Section 3.09    Absence of Certain Changes or Events.    Since December 31, 2001, the Grafts Business has been conducted in the ordinary course consistent with past practice and, except as would not reasonably be expected to have a Material Adverse Effect, there has not been: (i) any change in the condition and repair of the assets of the Grafts Business such that such condition and repair are inconsistent with the uses in which such assets are presently employed, ordinary wear and tear excepted; (ii) a failure to replenish inventories and supplies of the Grafts Business in the ordinary course of business consistent with past practice; (iii) a purchase commitment by any Target Company inconsistent with past practice or in excess of the normal, ordinary and usual requirements; (iv) any acquisition (by merger, consolidation or acquisition of stock or assets) by any Target Company of any Person or other business organization or division thereof for consideration in excess of $500,000 individually or $1,000,000 in the aggregate; or (v) any event or occurrence which, to the Knowledge of Seller, has had or will have a Material Adverse Effect.

        Section 3.10    Fair Trading.    (a) No agreement, practice or arrangement carried on in connection with or in relation to the Grafts Business to which the Seller, any of the Target Companies or any of the Related Companies is or has in the 5 years prior to the date of this Agreement been a party or, (i) is in breach of or would on the expiry or withdrawal of any applicable transitional period provided for under Schedule 13 Competition Act 1998 be in breach of the Chapter I or the Chapter II prohibition as defined in the Competition Act 1998; (ii) infringes Article 81 of the Treaty establishing the European Community (as amended from time to time (the "Treaty")) constitutes an abuse of dominant position contrary to Article 82 of the Treaty or infringes any regulation or other enactment made under Article 83 and/or Article 308 of the Treaty or is or has bean the subject of any enquiry, complaint, investigation or proceeding in respect thereof; (iii) has been notified to the Director General of Fair Trading (or any "regulator" as that term is defined in s.54 Competition Act 1998) pursuant to the Competition Act 1998 or to the Competition Directorate-General of the Commission of the European Communities (the "European Commission") and/or to the EFTA Surveillance Authority; (iv) is or has been the subject of an enquiry, complaint, investigation, proceeding, reference or report under the Fair Trading Act 1973, the Competition Act 1998 or the Competition Act 1980 or has constituted an anti-competitive practice within the meaning of that Act; (v) is or ought to have been registered in accordance with the provisions of the Restrictive Trade Practices Acts 1976 and 1977 or contravened the provisions of the Resale Prices Act 1976 or is or has been the subject of any enquiry, complaint, investigation or proceeding under any of those Acts; (vi) is by virtue of its terms or by virtue of any practice for the time being carried on in connection therewith a "Consumer Trade Practice" within the meaning of s.13 Fair Trading Act 1973 and susceptible to or under reference to the Consumer Protection Advisory Committee or the subject matter of a report to the Secretary of State or the subject matter of an Order by the Secretary of State under the provisions of Part II of that Act; or (vii) infringes any other competition, restrictive trade practice, anti-trust, fair trading or consumer protection Law applicable in any jurisdiction in which the Seller has assets employed in the Business or carries on or intends to carry the Business or in which the activities of the Business may have an effect.

        (b)  In relation to the Grafts Business there has not been given any assurance or undertaking (written or oral) to the Restrictive Practices Court, the Director General of Fair Trading, the Competition Commission, the Secretary of State for Trade and Industry, the European Commission, the EFTA Surveillance Authority or the Courts of the European Communities, or to any other Authority and is not subject to or in default or contravention of any such assurance or undertaking or any Article, Act, decision, direction, regulation, order or other instrument or undertaking relating to any matter referred to in this Section 3.10.

        (c)  None of the activities of the Business as currently conducted could give rise to the imposition of any anti-dumping duty or other sanction under any trade regulation Law in respect of any products manufactured by the Business in recognized market-economy countries or in which the Business trades from such countries.

        (d)  No anti-dumping duty or other sanction under any trade regulation Law is or has been in force in any area in which the Grafts Business is carried on or intended to be carried on in respect of products manufactured by the Grafts Business or in which the Grafts Business trades.

        (e)  No undertaking has been given to any Authority under any anti-dumping or other trade regulation Law in relation to the Grafts Business.

        (f)    The Seller is not and has not been in receipt of any aid in relation to the Grafts Business which could be construed as falling within Article 87(1) of the Treaty other than existing aid as that term is defined in Council Regulation 659/99/EC.

        (g)  The Seller is not and has not been in relation to the Grafts Business the subject of an enquiry, complaint, investigation, proceeding or review in relation to the receipt or alleged receipt by it of any aid or alleged aid or the misuse by it of any aid received by it and the Seller is not aware of any pending or threatened enquiry, complaint, investigation, proceeding or review in relation to any such matters.

        (h)  The Seller is not a party to or involved in the award of any contract or any other engagement undertaken or to be undertaken by the Grafts Business of whatever nature which was awarded or is proposed to be awarded in breach of any Law or administrative practice relating to the procurement of works, goods or services or which has been, is or could reasonably be the subject of an enquiry, complaint, investigation, proceeding or review in relation to such matters.

        (i)    The Seller is not aware of any pending or threatened enquiry, complaint, investigation, proceeding or review in relation to any matter described in paragraph (f) above.

        Section 3.11    Litigation.    Except as set forth in Section 3.11 of the Disclosure Letter, there are no current Actions or, to the Knowledge of Seller, threatened Actions against any Target Company or any Related Company, that are reasonably likely to have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement. To the Knowledge of Seller, no Target Company nor any Related Company is subject to any outstanding Governmental Order which, insofar as can be reasonably foreseen, would have a Material Adverse Effect.

        Section 3.12    Compliance with Laws; Certain Regulatory Matters.    Except as would not reasonably be expected to have a Material Adverse Effect, the Grafts Business is being conducted in compliance with all Laws and Governmental Orders applicable thereto, and to the Knowledge of Seller, neither any Selling Entity nor any Target Company nor any Related Company has received any written notice to the effect that the Grafts Business is not in compliance with any applicable Law. Notwithstanding the foregoing, the representations and warranties in this Section 3.12 do not apply to licenses and permits, environmental matters, intellectual property rights, employee benefit matters and Taxes, which matters are covered exclusively in Section 3.13, Section 3.14, Section 3.23 and 3.24 and Section 3.18, respectively.

        Section 3.13    Licenses and Permits.    Except as would not reasonably be expected to have a Material Adverse Effect, each Target Company and each Related Company (i) currently holds all governmental licenses, permits and authorizations necessary for the current use, occupancy and operation of its business (or the portions thereof that relate to the Grafts Business), and is in compliance with all such permits, licenses and approvals, and (ii) has made all required filings with, or notifications to, all Medical Product Regulatory Authorities pursuant to applicable requirements of all Laws applicable to the Grafts Business. Notwithstanding the foregoing, the representations and warranties in this Section 3.13 do not apply to environmental matters, intellectual property rights, employee benefit matters and Taxes, which matters are covered exclusively in Section 3.14, Section 3.24 and Section 3.25, respectively.

        Section 3.14    Environmental Matters.    (a) To the Knowledge of Seller, except as would not have a Material Adverse Effect, no Target Company nor any Related Company: (i) is in violation of any Environmental Law nor has it received notice that any such violation exists; (ii) has placed, deposited or released any Hazardous Substances upon or under any real property owned or leased by it, except in compliance with Environmental Laws or in such amounts the costs of compliance with which or results of which would not have a Material Adverse Effect; and (iii) has received notice from any Governmental Authority (other than notices that have been fully complied with or withdrawn) requiring the removal of any alleged Hazardous Substance, or advising of any pending or contemplated search or investigation of any real property owned or leased by Seller, the costs of compliance with which or results of which could have a Material Adverse Effect.

        (b)  Each Target Company and each Related Company has been issued, and will maintain until the date of the Closing, all required federal, state and local permits, licenses, certificates and approvals with respect to its properties relating to, (i) air emissions; (ii) discharges to surface water or groundwater; (iii) noise emissions; (iv) solid or liquid waste disposal; or (v) the use, generation, storage, transportation or disposal of Hazardous Substances.

        Section 3.15    Books and Records.    Except with respect to Tax matters which are covered in Section 3.25 and the Tax Deed, all the books and records which are to be delivered or otherwise made available to the Purchaser in accordance with the terms of this Agreement:

          (a)  have, in all material respects, been fully, properly and accurately maintained on a consistent basis and are and will at the Closing Date be up to date and, in all material respects, contain true, complete and accurate records of all aspects of the Grafts Business to which they relate and of all matters required by Law to be entered therein;

          (b)  do not contain or reflect any material inaccuracies or discrepancies; and

          (c)  are, in all material respects, within the possession and control of the relevant Target Company or Related Company.

        Section 3.16    Grants.    Except for those grants disclosed in Section 3.05 of the Disclosure Letter, neither Seller, nor the Target Companies nor the Related Companies nor the Selling Entities have applied for or received any grant or other financial assistance from any Authority in relation to the Grafts Business. Full particulars of all such grants and other financial assistance are given in the Disclosure Letter and there are no circumstances which might lead to the whole or part of any such grant or other financial assistance becoming repayable or forfeited.

        Section 3.17    Condition and Use of Fixed Assets.    Each of the fixed assets of the Grafts Business is in all material respects:

          (a)  in good repair and condition (taking into account its age and level of use), is in satisfactory working order and has been regularly and properly serviced and maintained and none is dangerous, inefficient, obsolete or in need of renewal or replacement;

          (b)  not unsafe, dangerous or in such a physical condition as to materially contravene the terms of any contract (express or implied) between Seller and any of its employees, customers or any other person, and does not materially contravene or infringe any Law applicable to Seller or any obligation to which it is subject or breach any duty of care which it owes;

          (c)  capable of being properly used over its estimated useful life for the requirements of the Grafts Business for the same purposes and to no lesser extent than heretofore; and

          (d)  not surplus to the current or proposed requirements of the Grafts Business.

        Section 3.18    Intellectual Property Rights.    (a) The Target Companies and the Related Companies are the sole legal and beneficial owners free from Encumbrances of the Owned Intellectual Property of the Grafts Business set out in Section 3.18 of the Disclosure Letter and (where such property is capable of registration) the registered proprietor thereof and own no other Intellectual Property in relation to the Grafts Business.

        (b)  No third party has been authorized to make any use whatsoever of any Owned Intellectual Property used in the Grafts Business.

        (c)  Except as set forth in the Disclosure Letter all the Intellectual Property used in the Grafts Business is owned by the Target Companies or the Related Companies.

        (d)  To the Knowledge of Seller and except as set forth in the Disclosure Letter, none of the Intellectual Property rights listed in the Disclosure Letter is being used, claimed, applied for, opposed or attacked by any person.

        (e)  To the Knowledge of Seller, there is no infringement of the Intellectual Property rights listed in the Disclosure Letter or of any rights relating to them by any person.

        (f)    There are no outstanding claims against Seller, the Target Companies or the Related Companies for infringement of any Intellectual Property or of any rights relating to it used (or which has been used) in the Grafts Business and no such claims have been settled by the giving of any undertakings which remain in force.

        (g)  Confidential information and know-how used in the Grafts Business is kept strictly confidential. To the Knowledge of Seller, no such confidentiality having been breached. Seller has not disclosed (except in the ordinary course of its business) any of its know-how, trade secrets or lists of customers to any other person. All application and renewal fees, costs, charges and taxes required for the maintenance or protection of the Intellectual Property rights listed in the Disclosure Letter have been duly paid on time and all other steps so required have been taken and none of such rights is subject to any existing challenge or attack by a third party or Authority.

        (h)  The Intellectual Property agreements listed in the Disclosure Letter are all the agreements relating to Intellectual Property to which the Target Companies or Related Companies (in relation only to the Grafts Business) is a party and each of them is valid and binding and Seller is not in material breach of any such agreement.

        (i)    All persons retained or employed in the Grafts Business who in the course of their work in the Grafts Business will or might reasonably be expected to bring into existence Intellectual Property or things protected by Intellectual Property are, so far as is reasonably practicable, individually bound by agreements with Seller whereby all Intellectual Property which such persons may bring into existence during their work in the Grafts Business vests in the Target Companies (or Related Companies as applicable) and all such agreements contain terms which, so far as is reasonably practicable, prevent such persons disclosing any confidential information about the Grafts Business. None of the Intellectual Property used in the Grafts Business is subject to compulsory licensing or the granting of any licenses of right nor, to the Knowledge of Seller, will it become so by operation of Law.

        (j)    The Grafts Business does not use on its letterhead, brochures, sales literature or vehicles, nor does it otherwise carry on its business under, any name other than the name(s) set out in the Disclosure Letter.

        Section 3.19    Material Contracts.    (a) Section 3.19 of the Disclosure Letter lists the following contracts, commitments and agreements with respect to the Grafts Business as of the date of this Agreement (the "Material Contracts"):

            (i)  any contract or agreement (excluding routine checking account overdraft agreements involving petty cash amounts) under which any Target Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness in excess of $500,000 to

  Persons not Affiliated with Seller or under which Seller or any of its Affiliates has granted a security interest or lien on any of the properties or assets of any Target Company, whether tangible or intangible, to secure such Indebtedness;

          (ii)  any lease of personal property which constitutes property or an asset of the Grafts Business involving an annual expense in excess of $500,000 that is not cancelable within 90 calendar days;

          (iii)  any contract or agreement containing covenants limiting any Target Company's freedom to engage in any line of business or to compete with any Person;

          (iv)  all active contracts and agreements providing for Clinical Application Research Studies;

          (v)  any contract or agreement granting to any Person any right to market, distribute or resell any product of the Grafts Business, or to represent the Grafts Business with respect to any such product, or act as agent for the Grafts Business in connection with the marketing, distribution or sale of any product of the Grafts Business, that, in any case, is not cancelable within 90 calendar days;

          (vi)  any contract or agreement between any Target Company or any Related Company (to the extent it relates to the Grafts Business) and Seller or any of its Affiliates, (other than contracts and agreements relating to intercompany debt);

        (vii)  any contract or agreement establishing any joint venture, strategic alliance or other collaboration that is material to the Grafts Business;

        (viii)  any lease of real property to which the Grafts Business is a party involving annual expense in excess of $500,000 that is not cancelable within 90 calendar days;

          (ix)  any contract or agreement for the purchase or sale by the Grafts Business of products or services during the fiscal year ended December 31, 2001 that resulted in, or during the fiscal year ending December 31, 2002 reasonably is expected to result in, purchases or sales by the Grafts Business in excess of $500,000 and that is not cancelable within 90 calendar days;

          (x)  any sole source supply contract for the purchase of a raw material or a component that is otherwise not generally available and that is used in the manufacture of any of the products of the Grafts Business, which products during the fiscal year ended December 31, 2001 had sales in excess of $500,000;

          (xi)  all contracts or agreements with any present or former officer, employee or consultant of the Grafts Business pursuant to which such officers, employees or consultants are currently entitled or expected to receive compensation in excess of $150,000 on an annual basis; and

        (xii)  all collective bargaining or other labor or union contracts or agreements, if any.

        (b)  To the Knowledge of Seller, the Grafts Business is not, as of the date of this Agreement, in material breach or material violation of, or material default under, any of the Material Contracts. Each Material Contract is, as of the date of this Agreement, a valid agreement, arrangement or commitment of the Grafts Business enforceable against the applicable constituent corporation of the Grafts Business in accordance with its terms and, to the Knowledge of Seller, is, as of the date of this Agreement and will not, as a result of the transactions contemplated hereby, cease to be, a valid agreement, arrangement or commitment of each other party thereto, enforceable in all material respects against each such party in accordance with its terms, subject to general equitable principles and except as enforceability of any Material Contract may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditor's rights.

        Section 3.20    Insurances.    (a) Set forth in Section 3.20 of the Disclosure Letter is a list of the insurance policies in which Seller, the Target Companies or the Related Companies has an interest in relation to the Grafts Business (the "Insurances"), copies of which have been provided to Purchaser as of the date hereof. The Insurances afford to the Grafts Business adequate cover against fire and such other risks as persons carrying on a similar business as the Grafts Business commonly cover by insurance.

        (b)  All the Insurances are in full force and effect and will be maintained in full force without alterations and there are no premiums in arrears in respect of such Insurances. There are no known circumstances which might lead to any liability under any of the Insurances being avoided by the insurers or the premiums being materially increased. The Insurances contain no special or unusual terms, restrictions or rates of premium. There is no claim outstanding under any of the Insurances and Seller is unaware of any circumstances likely to give rise to a claim or (if Seller were to seek to renew the Insurances) of any circumstances which might cause any of the insurers to refuse to renew them.

        Section 3.21    Real Property.    Set forth in Section 3.21 of the Disclosure Letter is a complete list of all of the real property owned or leased by the Target Companies. Any real property owned by any Target Company is owned free and clear of Encumbrances other than Permitted Encumbrances. The Target Companies have a valid leasehold in all real property leased by the Target Companies free and clear of all Encumbrances other than Permitted Encumbrances.

        Section 3.22    Employees and Workers.    (a) As promptly as practicable after the date of this Agreement, Seller will provide true and complete details of the names, ages and lengths of continuous service of all of the employees of the Grafts Business and by reference to each of them the remuneration payable, notice period, holiday entitlement and other benefits provided to each employee or any person connected with him or the agency supplying him and (without limiting the generality of the foregoing) include particulars of all profit sharing, incentive, bonus, commission arrangements and any other benefit to which each employee is entitled or which is regularly provided or made available to him in any case whether legally binding or not.

        (b)  To the Knowledge of Seller, there are no subsisting contracts for the provision by any person of any consultancy services to the Grafts Business except for those set forth on Section 3.09 of the Disclosure Letter.

        (c)  To the Knowledge of Seller, none of the Key Employees has given notice terminating his contract of employment or engagement or has been or is to be withdrawn by the agency supplying him.

        (d)  To the Knowledge of Seller, none of the employees of the Grafts Business is under notice of dismissal.

        (e)  To the Knowledge of Seller, none of the employees of the Grafts Business belongs or has belonged at any material time to an independent trade union recognized by the Target Companies or Related Companies.

        (f)    To the Knowledge of Seller, there are no employee representatives representing all or any of the employees of the Grafts Business.

        (g)  To the Knowledge of Seller, there is no plan, scheme, commitment, policy, custom or practice (whether legally binding or not) relating to redundancy affecting any of the employees of the Grafts Business more generous than the statutory redundancy requirements in the relevant jurisdiction.

        (h)  To the Knowledge of Seller, there is no working arrangement, practice, policy or procedure in relation to the Grafts Business which contravenes the Working Time Regulations 1998 or such other European equivalent of the Working Time Regulations as may be applicable.

        (i)    To the Knowledge of Seller, there is no hourly paid employee employed to work in the Grafts Business who is now paid less than the statutory minimum applicable under the National Minimum Wage Act 1998.

        (j)    All employees of the Grafts Business performing services in the United States are employed by VAKUS.

        (k)  All share incentive arrangements under which employees of the Grafts Business have received all awards pursuant to their employment by the Grafts Business (the "Share Schemes") have been disclosed. To the Knowledge of Seller, all Share Schemes have been operated in compliance with their rules and with all applicable Laws and regulations. The UK Sulzer Medica Approved Savings Related Share Option Plan is a savings related share option scheme approved by the UK Inland Revenue; to the Knowledge of Seller, it has at all times been operated in accordance with its rules and Seller is not aware of any reason why the UK Inland Revenue would withdraw its approval.

        Section 3.23    Employee Benefit Matters—U.K.    Employee benefit plans of the Target Companies that are subject to the laws of the United Kingdom, (i) are exempt approved schemes within the meaning of Section 592 of the Income and Corporation Taxes Act 1988 and there is no reason why approval may be withdrawn; and (ii) are contracted out schemes within the meaning of the Pension Schemes Act 1993 and there is in force contracting out certificates covering Seller and VAK, as applicable, and there is no reason why any such certificates should be cancelled. Every person who has had at any time the right to join, or apply to join, any benefit plan described in the immediately preceding sentence has been properly advised of that right. No person is excluded from membership of any such plan or from the benefits thereunder in contravention of Article 141 of the Treaty of Rome, the Pension Act 1995 or other applicable Laws or the requirements or provisions of such plans.

        Section 3.24    Employee Benefit Matters—U.S.    (a) Set forth in Section 3.24 of the Disclosure Letter is a list of each "employee benefit plan" (as defined in Section 3(3) of ERISA) and all other material employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change in control and fringe benefit plans (other than any employment or personnel policy, practice or procedure) maintained, or contributed to, by VAKUS or any of its Affiliates for current or former employees or directors of VAKUS or for other individuals performing personal services for the Grafts Business in the United States, or with respect to which VAKUS could incur liability under Section 4069, 4201 or 4212(c) of ERISA (collectively, the "VAKUS Benefit Plans"). With respect to each VAKUS Benefit Plan, Seller has made available to Purchaser a true and complete copy of the following: (i) the most recent summary plan description for each VAKUS Benefit Plan for which a summary plan description is required; (ii) such VAKUS Benefit Plan, and each trust agreement relating to such VAKUS Benefit Plan; (iii) the most recent annual report (Form 5500) filed with the IRS; and (iv) the most recent determination letter issued by the IRS with respect to any VAKUS Benefit Plan qualified under Section 401(a) of the Code.

        (b)  To the Knowledge of Seller, VAKUS Benefit Plans have been operated and administered in compliance in all material respects with the terms of such VAKUS Benefit Plans, ERISA, the Code and any other applicable Law. With respect to any VAKUS Benefit Plan that is intended to qualify under Section 401(a) of the Code, the plan has received a favorable determination letter as to its qualification taking into account all "GUST"-required amendments (or such a letter has been applied for within the applicable remedial amendment period), and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification or result in material costs under the Internal Revenue Service's Employee Plans Compliance Resolution System.

        (c)  There is no agreement, plan or arrangement covering any employee or independent contractor or former employee or independent contractor of VAKUS that, considered individually or considered collectively with any other such agreement, plan or arrangement, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code.

        (d)  Except as set forth in Section 3.24 of the Disclosure Letter, there are no outstanding agreements or arrangements providing for severance payments with respect to any VAKUS employees.

        Section 3.25    Taxes.    (a) (i) Each Target Company has timely filed or will timely file all material Tax Returns for any period ending on or before the Closing Date, taking into account any extension of time to file granted thereto; and (ii) except for Taxes for which provision has been made on the Closing Balance Sheet, all Taxes shown to be payable on such Tax Returns have been or will be paid on a timely basis.

        (b)  (i) There is no claim or assessment pending against any Target Company for any alleged deficiency in Taxes and no Target Company has been notified in writing of any audit or investigation with respect to any liability of the Grafts Business for Taxes for which it may be liable; and (ii) there are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax relating to any Target Company.

        Section 3.26    Solvency.    (a) No order has been made, petition presented or resolution passed for the winding up of any Selling Entity or any of the Target Companies and no meeting has been convened for the purpose of winding up any of them. No Selling Entity has in the last two years been a party to any transaction which could be avoided in a winding up.

        (b)  No steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) in respect of any Selling Entity or any of the Target Companies.

        (c)  Neither the Selling Entities, nor any of the Target Companies has made or proposed any arrangement or composition with its creditors or any class of its creditors;

        (d)  Neither the Selling Entities, nor any of the Target Companies is insolvent, or unable to pay its debts within the meaning of the applicable insolvency legislation and has not stopped paying its debts as they fall due.

        (e)  No distress, execution or other process has been levied against any Selling Entity, or any of the Target Companies. No unsatisfied judgment is outstanding against any Selling Entity or any of the Targeted Companies.

        (f)    No floating charge created by any Selling Entity or any of the Target Companies has crystallized.

        (g)  No event analogous to any of the foregoing has occurred in or outside the United Kingdom.

        Section 3.27    Brokers.    Except for Lehman Brothers ("Lehman"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Target Company. Seller is solely responsible for the fees and expenses of Lehman.

        Section 3.28    No Implied Representations and Warranties.    No Selling Entity nor any Target Company is making any representation or warranty whatsoever, express or implied, except those representations and warranties of Seller explicitly set forth in this Agreement or any certificate contemplated hereby and delivered to Purchaser in connection herewith. Subject to the foregoing, the Shares, the assets and business of the Target Companies and the Related Assets and Liabilities being acquired by Purchaser at the Closing as a result of this Agreement and the transactions contemplated hereby shall be acquired by Purchaser on an "as is, where is" basis and in their present condition, and Purchaser shall rely solely upon its own examination thereof. In any event, except as explicitly set forth herein none of the Selling Entities, the Target Companies nor any of their respective officers, directors, stockholders, employees, Affiliates or representatives, as the case may be, has made or is making any representation, express or implied, as to the value of any asset or business being so acquired, or any warranty of merchantability, suitability or fitness for a particular purpose or quality, or as to the condition or workmanship thereof, or as to the absence of any defects therein, whether latent or patent.

        Section 3.29    JLL Contract.    The copy of the JLL Contract attached to the Disclosure Letter is a true and complete copy of the JLL Contract and there are no written amendments or variations and to the Knowledge of Seller, oral amendments or variations, to the JLL Contract or other written agreements or arrangements and, to the Knowledge of Seller, oral agreements or arrangements, between Seller and VAK.

        Section 3.30    Inventory.    (a) All finished goods included in the inventory are in good condition, meet in all material respects all relevant statutory, regulatory and industry-accepted standards and contractual specifications and are capable of being sold in the ordinary course of the Grafts Business in accordance with their current price list without discount, rebate or allowance to a purchaser. No material part of the inventory is obsolete, redundant (being out of fashion or demand) or slow moving.

        (b)  The levels of raw materials, partly and fully finished goods, packaging and promotional material are included in the transactions contemplated by this Agreement are sufficient for the normal requirements of the Grafts Business and are adequate (but not excessive) in relation to the current and anticipated trading requirements of the Grafts Business as a whole.

        Section 3.31    Product Liability.    (a) There is no current or pending claim in respect of Product Liability, to the Knowledge of Seller, threatened in writing against or expected by Seller or any of its Affiliates in relation to the Grafts Business and to the Knowledge of Seller there are no circumstances which are likely to give rise to any such claim. For this purpose, "Product Liability" means a liability arising out of death, personal injury or damage to property caused by a defective product or defective services sold, supplied or provided in the course of the Grafts Business on or prior to the date of this Agreement.

        (b)  Within the four years prior to the Closing Date, there has not been either (i) implanted, or (ii) sold any product or service which, to the Knowledge of Seller (x) is, was, or will become, in any material respect faulty or defective; or (y) does not comply in any material respect with any warranty or representation expressly or impliedly made by or on behalf of Seller in respect of it or with all applicable Laws, standards and requirements in respect thereof, provided, however, that in the case of such sold products referred to in (ii) above, this warranty is only given in respect of those sold products that have been implanted within the period ending 90 days after the Closing Date.

        (c)  To the Knowledge of Seller, there has not been received a prohibition notice, a notice to warn or a suspension notice under the Consumer Protection Act 1987 in relation to any product or service of the Grafts Business.

        Section 3.32    Notice of Developments.    To the Knowledge of Seller, Seller has not received a notice in writing with respect to any Material Contracts or any material ongoing supply or distribution relationship of an intention to terminate or not renew any such contract or terminate such supply or distribution relationship.

        Section 3.33    Computer Systems.    (i) Except as has not had a Material Adverse Effect, the hardware and software of the Grafts Business have not in the past three years unduly interrupted or hindered the running or operation of the Grafts Business, and except as would not be reasonably expected to have a Material Adverse Effect, have no defects in operation which so affect the Grafts Business; and (ii) the computer systems have reasonably adequate capability and capacity for all of the processing and functions required by the Grafts Business as of the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller that:

        Section 4.01    Incorporation and Authority of Purchaser.    Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller, CUH and CGHG) this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to general equitable principles and except as enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditor's rights.

        Section 4.02    No Conflict.    Assuming that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained and all filings and notifications described in Section 4.03 have been made, and except as may result from any facts or circumstances relating solely to the Selling Entities or the Target Companies, the execution, delivery and performance by Purchaser of this Agreement do not and will not, (i) violate or conflict with the Charter or Bylaws of Purchaser; (ii) conflict with or violate any Law or Governmental Order applicable to Purchaser or; (iii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Purchaser or any of its subsidiaries is a party or by which any of their assets or properties is bound, except in any such case for any violations, conflicts, breaches, defaults or other matters that would not prevent or materially delay the consummation by Purchaser of the transactions contemplated hereby.

        Section 4.03    Consents and Approvals.    The execution, delivery and performance by Purchaser of this Agreement do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority except, (i) the notification requirements any applicable antitrust or merger control Laws; (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification; would not prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement; and (iii) as may be necessary as a result of any facts or circumstances relating solely to the Selling Entities or the Target Companies.

        Section 4.04    Litigation.    There are no current Actions pending or, to the knowledge of Purchaser, Actions threatened against Purchaser that are reasonably likely to prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement.

        Section 4.05    Investment Purpose.    Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

        Section 4.06    Financing.    Purchaser has adequate funds available to pay the Base Purchase Price.

        Section 4.07    Brokers.    Except for Nomura International plc ("Nomura"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser is solely responsible for the fees and expenses of Nomura.

ARTICLE V

ADDITIONAL AGREEMENTS

        Section 5.01    Conduct of Business Prior to the Closing.    Seller covenants and agrees that, between the date of this Agreement and the Closing Date, except as set forth in Section 5.01 of the Disclosure Letter or as contemplated by any other provision of this Agreement, unless Purchaser shall otherwise agree in writing:

          (a)  Seller shall cause the Grafts Business to be conducted in the ordinary course in a manner substantially consistent with past practice and to use all reasonable efforts to preserve the Grafts Business substantially intact and to preserve current relationships with customers and suppliers of, and other Persons whose significant business relationships with, the Grafts Business; provided, however, that no action by any Selling Entity or any Target Company with respect to matters specifically addressed by any provision of Section 5.01(b) or Section 5.01(c) shall be deemed a breach of this Section 5.01(a) unless such action would constitute a breach of any such provision of Section 5.01(b) or Section 5.01(c), as applicable;

          (b)  Seller shall not permit, and Seller shall ensure that no Selling Entity permits, any Target Company to:

              (i)  amend its Charter or Bylaws or permit it to merge or consolidate, or obligate itself to do so, with or into any other entity;

            (ii)  issue or sell any shares of capital stock of, or other equity interests in such Target Company or securities convertible into or exchangeable for such shares or equity interests or permit the sale or transfer of any property or assets of such Target Company, except for sales of assets in the ordinary course of business consistent in all material respects with past practice and other asset sales for consideration aggregating not more than $500,000;

            (iii)  declare, set aside, make or pay any dividend or other distribution, payable in stock, property or otherwise (other than in cash), with respect to any of its capital stock except in the ordinary course of business and consistent in all material respects with past practice;

            (iv)  establish or materially increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or otherwise increase the compensation payable or to become payable to any officers or key employees of any Target Company, except in the ordinary course of business or as may be required by Law or by existing contractual arrangements;

            (v)  enter into any employment or severance agreement with any employees of such Target Company, adopt or enter into any collective bargaining agreement covering employees of any Target Company, except in the ordinary course of business or as may be required by Law or by existing contractual arrangements;

            (vi)  acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof for consideration aggregating more than $1,000,000;

          (vii)  assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business consistent in all material respects with past practice in an amount in excess of $500,000;

          (viii)  make a purchase commitment inconsistent with past practice or in excess of the normal, ordinary and usual requirements;

            (ix)  make any change in any method of accounting or accounting practice or policy used by any Target Company other than changes that are required by U.K. GAAP or the generally accepted accounting principles in effect in the country in which such Target Company is based;

            (x)  incur any Indebtedness in excess of $250,000 in the aggregate, except Indebtedness to Seller or any Affiliate of Seller; or

            (xi)  enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(b).

          (c)  Seller shall ensure that no Selling Entity:

              (i)  sells or transfers any Related Assets and Liabilities, except for sales in the ordinary course of business consistent in all material respects with past practice;

            (ii)  establishes or materially increases any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock option, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or otherwise increases the compensation payable or to become payable to any Continued Grafts Employee, except in the ordinary course of business or as may be required by Law or by existing contractual arrangements; or

            (iii)  enters into any employment or severance agreements with any Continued Grafts Employee, or adopt or enter into any collective bargaining agreement covering Continued Grafts Employees, except in the ordinary course of business or as may be required by Law.

        Section 5.02    Investigation; Confidentiality.    (a) Purchaser acknowledges and agrees that it, (i) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning the Grafts Business; (ii) has been furnished with or given adequate access to such information about the Grafts Business as it has requested; (iii) has had independent legal, financial and technical advice relating to the Grafts Business and the terms of this Agreement and the documents to be executed pursuant hereto; and (iv) will not assert any claim against Seller or any of its Affiliates or any of Seller's or its Affiliates' respective directors, officers, employees, agents, stockholders, consultants, investment bankers, accountants, counsel or representatives, or hold Seller or any such persons liable, for any inaccuracies, misstatements or omissions with respect to information (other than the representations and warranties of Seller contained in this Agreement) furnished by Seller or such persons concerning Seller or the Grafts Business. Any implied warranty or similar rights applicable to any of the transactions contemplated hereby under the Law of any jurisdiction is hereby expressly and irrevocably waived by Purchaser to the fullest extent permitted by such Law, and Purchaser agrees that it shall not seek to enforce any such implied warranties or similar rights.

        (b)  In connection with Purchaser's investigation of the Grafts Business, Purchaser has received certain estimates, projections and other forecasts, and certain plan and budget information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that Purchaser will not assert any claim against Seller or any of its Affiliates or any of Seller's or its Affiliates' respective directors, officers, employees, agents, stockholders, consultants, investment bankers, accountants, counsel or representatives, or hold Seller or any such persons liable with respect thereto. Accordingly, Seller makes no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 5.02.

        (c)  The terms of the letter agreement dated as of June 25, 2002 (the "Confidentiality Agreement") between Lehman, as agent for Seller, and Purchaser are incorporated by reference herein and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations of Purchaser under this Section 5.02(c) shall terminate; provided, however, that the Confidentiality Agreement shall not terminate with respect to that portion of the Evaluation Material (as defined in the Confidentiality Agreement) that is not exclusively related to the transactions contemplated by this Agreement. If this Agreement, is, for any reason, terminated prior to the Closing Date, the Confidentiality Agreement shall continue in full force and effect thereafter in accordance with its terms. Potential insurers of Purchaser shall be deemed to be "Representatives" for purposes of the Confidentiality Agreement.

        (d)  Following the Closing, Seller agrees to, and will cause its agents, representatives, Affiliates, employees, officers and directors to, (i) treat and hold as confidential (and not disclose or provide access to any Person), in a manner consistent with its practices prior to the date hereof, all information concerning the Grafts Business that was previously treated by Seller and its Affiliates as confidential; (ii) in the event that Seller or any such agent, representative, Affiliate, employee, officer or director becomes compelled by Law (including any requirement of the New York Stock Exchange or the Swiss Exchange) to disclose any such information, provide Purchaser with prompt written notice of such requirement so that Purchaser may seek a protective order or other remedy or waive compliance with this Section 5.02(d); and (iii) in the event that such protective order or other remedy is not obtained or is not available, or Purchaser waives compliance with this Section 5.02(d), furnish only that portion of such confidential information that is legally required to be provided and use all reasonable efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Section 5.02(d) by Seller, its agents, representatives, Affiliates, employees, officers or directors. Anything in this Section 5.02(d) to the contrary notwithstanding, Seller and its agents, representatives, Affiliates, employees, officers and directors shall have the right to use and disclose confidential information described in this Section 5.02(d) to the extent such confidential information is necessary for the conduct of the business of Seller and its Affiliates.

        Section 5.03    Access to Information.    (a) From the date hereof until the Closing Date, upon reasonable notice, Seller shall, and shall cause the Target Companies and each of their respective officers, directors, employees, auditors and agents to, (i) afford the officers, employees and authorized agents and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Target Companies and the Related Assets and Liabilities; and (ii) furnish to the officers, employees and authorized agents and representatives of Purchaser such additional financial and operating data and other information regarding the Target Companies and the Related Assets and Liabilities as Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of Seller or any of its Affiliates.

        (b)  In order to facilitate the resolution of any claims made by or against or incurred by Seller or any Affiliate or for which Seller or any of its Affiliates remains liable, after the Closing Date and in order to exchange information pursuant to Section 5.03, upon reasonable notice, Purchaser shall (i) afford the officers, employees and authorized agents and representatives of Seller reasonable access, during normal business hours, to the offices, properties, books and records of Purchaser concerning the Target Companies; (ii) furnish to the officers, employees and authorized agents and representatives of Seller such additional financial and other information regarding the Target Companies as Seller or such officers, employees and authorized agents and representatives may from time to time reasonably request; and (iii) make available to Seller the employees of Purchaser in respect of the Target Companies whose assistance, testimony or presence is necessary to assist Seller in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Purchaser or any of its Affiliates.

        (c)  Notwithstanding the foregoing, Seller shall not be required, prior to the Closing Date, to disclose, or cause the disclosure of, to the officers, employees or authorized agents or representatives of Purchaser (or provide access to any offices, properties, books or records of Seller or any of its Affiliates that could result in the disclosure to such persons or others of) any confidential information relating to pricing and marketing plans, to the extent that Seller reasonably believes that disclosure of such information would create a significant risk of a violation of any antitrust or competition Law, nor shall Seller be required to permit or cause others to permit the officers, employees or authorized agents or representatives of Purchaser to copy or remove from the offices or properties of Seller or any of its Affiliates any documents, drawings or other materials that might reveal any such confidential information.

        Section 5.04    Books and Records.    (a) Except as otherwise provided in Article VII, Purchaser agrees that it shall preserve and keep all books and records in relation to the period prior to the Closing Date in respect of the Target Companies in Purchaser's possession for a period of at least six years from the Closing Date. After such six-year period, before Purchaser shall dispose of any of such books and records, at least 90 calendar days' prior written notice to such effect shall be given by Purchaser to Seller, and Seller shall be given an opportunity during such 90-day period, at its cost and expense, to remove and retain all or any part of such books and records as Seller may select. During such six-year period, duly authorized representatives of Seller shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records.

        (b)  If, in order properly to prepare documents required to be filed with Governmental Authorities or its financial statements or required under any applicable Law, it is necessary that either party hereto (or any of their respective Affiliates) or any successors be furnished with additional information relating to the Target Companies and such information is in the possession of the other party hereto or any of its Affiliates, such party agrees to use its best efforts to furnish such information to such other party as soon as reasonably practicable, at the cost and expense of the party being furnished such information.

        Section 5.05    Satisfaction of Conditions Precedent; Regulatory and Other Authorizations; Notices and Consents.    (a) Seller and Purchaser shall use all reasonable efforts to cause the satisfaction of the conditions precedent contained in Article VII. Each party hereto shall use all reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its and its Affiliates' execution and delivery of, and the performance of their obligations pursuant to, this Agreement and shall cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make any appropriate filing pursuant to relevant anti-trust, anti-competition and merger control Laws with respect to the transactions contemplated hereby as promptly as practicable, and in any event within ten Business Days of the date hereof, and to supply promptly any additional information and documentary material that may be requested pursuant to such Laws. The parties hereto acknowledge that time shall be of the essence in this Agreement and agree not to take any action or omit to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

        (b)  Without limiting the generality of Purchaser's undertakings pursuant to Section 5.05(a), Purchaser shall:

            (i)  take promptly any or all of the following actions to the extent necessary to eliminate any concerns on the part of any Governmental Authority with jurisdiction over the enforcement of any applicable antitrust laws, anti-competition, merger control or similar laws ("Government Antitrust Authority") regarding the legality under any antitrust, anti-competition, merger control or similar Law of Purchaser's acquisition of the Target Companies and the Related Assets and Liabilities: entering into negotiations, providing information, making proposals, entering into and performing agreements or submitting to judicial or administrative orders, or selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise) particular assets or categories of assets of the Grafts Business or Purchaser or any of its subsidiaries or Affiliates;

          (ii)  use its best efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust, anti-competition, merger control or similar Law by any Government Antitrust Authority or any other party of any permanent or preliminary injunction or other Governmental Order that would make consummation of the acquisition of the Target Companies and the Related Assets and Liabilities in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation, including, without limitation, taking the steps contemplated by Section 5.05(b)(i);

          (iii)  take promptly, in the event that such an injunction or order has been issued in such a proceeding, any and all steps, including, without limitation, the appeal thereof, the posting of a bond or the steps contemplated by Section 5.05(b)(i), necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement; and

          (iv)  take promptly all other actions and do all other things necessary and proper to avoid or eliminate each and every impediment under any anti-trust, anti-competition or merger control Law that may be asserted by any Government Antitrust Authority or any other party to the consummation of the acquisition of the Target Companies and the Related Assets and Liabilities by Purchaser in accordance with the terms of this Agreement.

        (c)  Seller shall give promptly such notices to third parties and use reasonable efforts to obtain such third party consents (not including the consents of any Governmental Authorities) as may be necessary in connection with the transactions contemplated by this Agreement; provided that Seller and its Affiliates shall not be required to make any payment to any such Person to induce such Person to grant such consent or waiver.

        Section 5.06    Notification to Governmental Authorities.    Purchaser shall, as promptly as practicable after the Closing, and in any event not later than the earlier of (i) 60 calendar days after the Closing Date and (ii) the expiration date of the applicable notification period, notify each Governmental Authority which requires such notification and (x) which is responsible for the regulatory supervision and administration of each of the Target Companies or (y) which otherwise requires notification of the transactions contemplated by this Agreement.

        Section 5.07    Non-Competition.    In consideration of the covenants given by Purchaser herein, Centerpulse AG agrees that, for a period of two years after the Closing Date (the "Non-Competition Period"), neither Centerpulse AG nor any Person controlled by Centerpulse AG will: (a) own, control or operate an entity that is in the business of developing, manufacturing, distributing or selling vascular grafts (the "Competitive Business"); provided, however, that the foregoing shall not prohibit Seller or any

Person controlled by Seller from (i) acquiring, directly or indirectly, securities of any Person traded in a public market that participates in a Competitive Business; provided that Seller and its Affiliates do not, in the aggregate, own more than 5% of any class of securities of such Person; or (ii) acquiring a company (the "Diversified Company") or a business (x) having not more than 25% of its gross revenues attributable to a Competitive Business, or (y) having more than 25% of its gross revenues attributable to a Competitive Business, so long as, with respect to such Diversified Company or business acquired that shall have derived more than 25% of its gross revenues from a Competitive Business, Seller shall have divested itself within 12 months of its acquisition of such Diversified Company of the assets of such Diversified Company that constitute the Competitive Business; or (b) either on its own account or in conjunction with or on behalf of any other person, in connection with any Competitive Business, endeavor to entice away from any of the Target Companies or Related Companies any person who as at the date of this Agreement is (or within the one year period prior to the date of this Agreement has been) a client or customer of the Grafts Business; or (c) either on its own account or in conjunction with or on behalf of any other person, in connection with any Competitive Business solicit or endeavor to entice away any person who at the date of this Agreement is an officer, manager, senior employee agent or consultant of any of the Target Companies or Related Companies; provided, however, that in the case of the Related Companies this restriction shall only apply in relation to those officers, managers, senior employees, agents or consultants engaged in the Grafts Business.

        Section 5.08    Intercompany Arrangements.    Prior to the Closing Date, Seller shall cause any contract or arrangement that is disclosed (or should have been disclosed) in Section 3.19(a)(vi) of the Disclosure Letter, other than those contracts or arrangements set forth in Section 5.08 of the Disclosure Letter, to be terminated or otherwise amended to exclude any Target Company as a party thereto.

        Section 5.09    Insurance Coverage.    Effective 12:01 a.m. on the Closing Date, each Target Company and the property and assets thereof shall cease to be insured by any Selling Entity's (other than such Target Company's) insurance policies, and Purchaser shall have no rights with respect to any such policy.

        Section 5.10    Transition Services.    Following the Closing Date, Seller shall provide, or cause to be provided, to Purchaser, and Purchaser shall provide, or cause to be provided, to Seller and its Affiliates, certain services which are currently provided by Seller and its Affiliates to the Target Companies or by the Target Companies to the other businesses of Seller and its Affiliates, all as more fully set forth in a transition services agreement in a form to be agreed to between Seller and Purchaser (the "Seller Transition Services Agreement") and in a transition services agreement in a form to be agreed to between Seller and Purchaser (the "Purchaser Transition Services Agreement"), respectively, each to be entered into by Seller and Purchaser as of the Closing Date, and which cover, among other things, the items specified on Schedule 5.10 of the Disclosure Letter.

        Section 5.11    Continued Grafts Employees.    Seller shall use reasonable efforts to comply with the advice of counsel in connection with notification and consultation with Continued Grafts Employees.

        Section 5.12    Further Action.    Each of the parties hereto shall execute and deliver such documents and other papers and take such further action as may be reasonably required to carry out the provisions hereof and to make effective the transactions contemplated hereby.

        Section 5.13    German Newco.    CGHG shall procure the incorporation of CVD (which shall be a direct or indirect subsidiary of CGHG) and shall procure the acquisition by CVD of the Grafts Business of Sulzer Cardiovascular GmbH prior to, or simultaneously with, Closing.

ARTICLE VI

EMPLOYEE MATTERS

        Section 6.01    Continuation of Benefits—Target Companies.    For a period of two years after the Closing Date (or such longer period as may be required by Law), Purchaser shall provide, or cause each Target Company to provide, each current employee and former employee of such Target Company with benefits (including, without limitation, retirement and welfare benefits) that are no less favorable than the benefits provided under the applicable employee benefit plans applicable to such employee as in effect at the Closing Date. To the extent that service is relevant for vesting or benefit calculations or allowances (including, without limitation, entitlements to vacation and sick days) under any plan or arrangement maintained in order to provide the benefits described in the previous sentence, such plan or arrangement shall credit such Target Company's employees for service at or prior to the Closing Date. Without limiting the foregoing, Purchaser shall also provide, or shall cause each Target Company to provide, each employee of such Target Company (and their eligible dependants) with coverage as of the Closing Date under Purchaser's group medical plan with immediate eligibility and no pre-existing condition limitations.

        Section 6.02    Employment of Continued Grafts Employees.    (a) Seller shall take action to procure the transfer of the Continued Grafts Employees effective as of the Closing Date. Purchaser or its wholly-owned subsidiary shall assume or retain and be responsible for the employment (including any employment contracts) of the Continued Grafts Employees and Purchaser shall take any and all actions necessary or appropriate (if any) to continue the employment of such Continued Grafts Employees and Purchaser shall assume or retain all obligations and liabilities relating to their employment under local laws and practices without Seller or any of its Affiliates having any liability to any such employees for severance, redundancy, termination, payment in lieu of notice, indemnity or other payments to any of such employees by reason of or as a result of the actions contemplated by this Agreement.

        (b)  Effective as of the Closing Date, Purchaser shall establish and qualify or register with applicable regulatory authorities employee benefit plans for, or shall extend existing Purchaser employee benefit plans, programs, policies and arrangements to, the Continued Grafts Employees which are in accordance with local Law and which provide benefits, for not less then two years following the Closing Date, to the Continued Grafts Employees which are substantially similar in the aggregate to those provided to the Continued Grafts Employees immediately prior to the Closing Date.

        Section 6.03    Cash Compensation.    For a period of one year following the Closing Date, Purchaser shall ensure that each employee of the Target Companies and each Continued Grafts Employee shall continue to be paid base salary at no lower a rate than that in effect on the Closing Date with respect to such employee.

        Section 6.04    Severance.    For a period of one year following the Closing Date, Purchaser shall, or shall cause the Target Companies to, maintain severance policies, programs and arrangements that are substantially identical to, and no less favorable than, the severance policies, programs and arrangements applicable to employees of the Target Companies and the Continued Grafts Employees as of the Closing Date.

        Section 6.05    Pension Schemes.    Certain matters in relation to the pension schemes shall be handled as specified in the Pension Schedule.

        Section 6.06    401(k) Plan.    Effective as of the Closing Date, all persons employed by VAKUS as of such date who are participants ("401(k) Plan Participants") in the Sulzer Medica USA Inc. Retirement Plan (the "Seller 401(k) Plan") shall no longer accrue benefits under the Seller 401(k) Plan and Seller shall take all actions necessary to achieve this result. As of the Closing Date, Seller shall cause each such 401(k) Plan Participant to be fully vested in such person's account balance in the Seller 401(k) Plan. As soon as practicable following the Closing Date, Seller shall cause the Seller 401(k) Plan to make available to each 401(k) Plan Participant a distribution of his or her account balance under such plan. On or as soon as practicable following the Closing Date (but no later than 60 days thereafter), Purchaser shall establish or make available to the 401(k) Plan Participants a savings plan intended to be qualified under Sections 401(a) and 401(k) of the Code (the "Purchaser Plan"), which shall (i) take into account service performed for the Target Company prior to the Closing Date for purposes of eligibility and vesting under such plan, and (ii) accept rollover contributions of lump sum distributions made from the Seller 401(k) Plan for those 401(k) Plan Participants who elect to make such rollover contributions. Such rollover contributions may include outstanding loans from the Seller 401(k) Plan to the 401(k) Plan Participants.

        Section 6.07    Purchaser Plans.    Except as otherwise specifically provided for herein or in the Pensions Schedule, effective as of the Closing Date, current and former employees of the Target Companies and Continued Grafts Employees who, as of the Closing Date are not employed by Seller or its Affiliates, shall cease to be active participants in any employee benefit plans maintained by Seller and its Affiliates.

        Section 6.08    Retention Bonuses.    Seller agrees that those retention bonus payments payable to the individuals listed on Section 6.08 of the Disclosure Letter pursuant to retention bonus agreement relating to the transaction contemplated by this Agreement are for the account of Seller and Seller agrees to indemnify and hold harmless Purchaser (or its Affiliates, as the case may be) in respect of any liability to the employees listed on Section 6.08 of the Disclosure Letter in respect of those retention bonus payments. The parties agree to do all such things as may be required to give effect to the provisions of this clause.

ARTICLE VII

CONDITIONS TO CLOSING

        Section 7.01    Conditions to Obligations of Seller.    The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

          (a)  Representations and Warranties; Covenants.    The representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, except in any case as would not materially and adversely affect the consummation of the transactions contemplated by this Agreement; the covenants and agreements contained in this Agreement to be complied with by Purchaser at or before the Closing shall have been complied with in all material respects; and Seller shall have received a certificate of Purchaser to such effect signed by a duly authorized officer thereof;

          (b)  Competition Waiting Period.    Any waiting period (and any extension thereof) under any anti-trust, anti-competition and merger control Laws applicable to the transactions contemplated hereby shall have expired or shall have been terminated, and all consents, authorizations, orders and approvals required pursuant to any antitrust or competition Law in any jurisdiction which is material to the Grafts Business shall have been obtained;

          (c)  No Order.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; and

          (d)  Release from Settlement Agreement.    Purchaser shall have received evidence that is satisfactory to Purchaser in its sole discretion that (i) (x) the Target Companies and the Related

  Assets and Liabilities shall have been removed as parties to the Sulzer Orthopedics Settlement Arrangement and that there shall be no liability or obligation of any kind related thereto and (y) all liens against the assets of the Target Companies and the Related Assets and Liabilities shall have been removed and all appropriate termination of such lien(s) shall have been filed in all applicable jurisdictions, and evidence thereof shall have been delivered to Purchaser or (ii) the Target Companies' liability and obligations under the Sulzer Orthopedics Settlement Agreement have been otherwise defeased and there shall be no liability under the Sulzer Orthopedics Settlement Agreement, in respect of the Target Companies and the Related Assets and Liabilities.

        Section 7.02    Conditions to Obligations of Purchaser.    The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

          (a)  Representations and Warranties; Covenants.    The representations and warranties of Seller contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, except in any case as would not materially and adversely affect the consummation of the transactions contemplated by this Agreement and have a Material Adverse Effect; the covenants and agreements contained in this Agreement to be complied with by Seller at or before the Closing shall have been complied with in all material respects; and Purchaser shall have received a certificate of Seller to such effect signed by a duly authorized officer thereof;

          (b)  Competition Waiting Period.    Any waiting period (and any extension thereof) under the any anti-trust, anti-competition and merger control Laws applicable to the transactions contemplated hereby shall have expired or shall have been terminated and all consents, authorizations, orders and approvals required pursuant to any antitrust or competition Law in any jurisdiction which is material to the Grafts Business shall have been obtained;

          (c)  No Order.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions;

          (d)  Asset Closings.    In respect of the closing of the purchase of Related Assets and Liabilities only, the Closing shall have occurred or occur simultaneously therewith; and

          (e)  Consultation with Continued Grafts Employees.    Seller shall have informed and consulted with the Continued Grafts Employees in each relevant jurisdiction in connection with the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

        Section 8.01    Survival of Representations and Warranties.    Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Seller set forth in Article III and the representations and warranties of Purchaser set forth in Article IV herein shall survive the Closing and shall remain in full force and effect until March 31, 2004.

        Section 8.02    Indemnification by Purchaser.    (a) Purchaser agrees, subject to the other terms and conditions of this Agreement, to indemnify Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Seller Indemnified Party") against and hold them harmless from all liabilities, losses, damages, claims, costs and expenses (including reasonable attorney's fees) (collectively, "Losses") actually incurred by them arising out of, (i) the breach of any of the Purchaser Warranties herein; (ii) the breach of any covenant or agreement of Purchaser herein (other than the

Tax Deed and Pension Schedule (other than Section 9(C) "Sex equality")), it being understood that the sole remedy for breach thereof shall be pursuant to the Tax Deed or Pension Schedule (other than Section 9(C) "Sex equality"), as the case may be); and (iii) the conduct of the business of the Grafts Business following the Closing. Notwithstanding anything in Article VIII to the contrary, no claim may be asserted nor may any action be commenced against Purchaser pursuant to Section 8.02(a)(i), unless written notice of such claim or action is received by Purchaser describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 8.01.

        (b)  Notwithstanding anything in this Agreement to the contrary, no claim may be made against Purchaser for indemnification pursuant to Section 8.02(a)(i) with respect to any individual item of Loss or items of Losses arising out of substantially similar facts and circumstances, unless such item or items of Losses exceed $100,000 (the "Designated Amount") and no claim may be made against Purchaser pursuant to Section 8.02(a)(i) unless the aggregate of all such Losses of the Seller Indemnified Parties referred to in Section 8.02(a)(i) shall exceed $1,000,000 (the "Purchaser's Threshold Amount"), after which all indemnifiable Losses shall be payable, and not only the amount in excess of the Purchaser's Threshold Amount. Notwithstanding anything in this Agreement to the contrary, no Seller Indemnified Party shall be indemnified pursuant to Section 8.02(a)(i) if, and to the extent that, the aggregate of all Losses of the Seller Indemnified Parties for which the Purchaser Indemnified Parties previously shall have received indemnification pursuant to Section 8.02(a)(i) shall have exceeded 10% of the Base Purchase Price.

        (c)  Payments by Purchaser pursuant to Section 8.02(a) shall be limited to the amount of any Loss that remains after deducting therefrom any Tax benefit to the Seller Indemnified Parties and any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Seller Indemnified Parties from any third party with respect thereto. A Tax benefit will be considered to be recognized by the Seller Indemnified Parties for purposes of this Section 8.02 in the Tax period in which the indemnity payment occurs, and the amount of the Tax benefit shall be determined by assuming that the Seller Indemnified Party is in the maximum applicable statutory Tax bracket after any deduction or other allowances reportable with respect to a payment hereunder.

        (d)  Any Seller Indemnified Party shall give Purchaser prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which such Seller Indemnified Party has knowledge concerning any Loss as to which such Seller Indemnified Party may request indemnification hereunder; provided, however, that the failure to give such notice shall not relieve Purchaser from any Liability or obligation pursuant to this Section 8.02 unless and only to the extent Purchaser is materially prejudiced thereby. Purchaser shall have the right to assume, through counsel reasonably acceptable to Seller, the defense or settlement of any such claim or proceeding at its own expense. If Purchaser elects to assume the defense of any such claim or proceeding, the Seller Indemnified Party may participate in such defense, but in such case the expenses of the Seller Indemnified Party shall be paid by such Seller Indemnified Party, the Seller Indemnified Party shall provide Purchaser with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Purchaser in the defense or settlement thereof, and Purchaser shall reimburse such Seller Indemnified Party for all the reasonable out-of-pocket expenses of such Seller Indemnified Party in connection therewith; provided, however, that neither Seller nor Purchaser shall be required pursuant to this Section 8.02 to disclose any privileged information or any attorney work product. If Purchaser elects to assume the defense of any such claim or proceeding, the Seller Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless Purchaser consents in writing to such payment or unless Purchaser, subject to the last sentence of this Section 8.02(d), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of Purchaser is entered against the Seller Indemnified

Party for such liability. If Purchaser shall fail to undertake any such defense, the Seller Indemnified Party shall have the right to undertake the defense or settlement thereof, at Purchaser's expense. If the Seller Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 8.02(d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forgo appeal with respect thereto, then the Seller Indemnified Party shall give Purchaser prompt written notice thereof and Purchaser shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

        (e)  Seller hereby acknowledges and agrees that (except in the case of fraud, in which Seller reserves any and all rights and remedies available to it) its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in the Tax Deed and in this Article VIII and specific performance as contemplated by Section 10.15. In furtherance of the foregoing, Seller hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Purchaser or any of its Affiliates arising under or based upon any Law (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise) with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby except as set forth in the preceding sentence (except in the case of fraud, in which case Seller reserves any and all rights and remedies available to it).

        (f)    Except as expressly set forth in this Agreement, Purchaser is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Seller, after the consummation of the purchase and sale of the Shares as contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

        (g)  Notwithstanding anything to the contrary contained herein, Purchaser shall not be liable to or otherwise responsible to any other Person for consequential, incidental or punitive damages or for diminution in value or lost profits that arise out of or related to this Agreement or the performance or breach thereof.

        Section 8.03    Indemnification by Seller.    (a) Seller agrees, subject to the other terms and conditions of this Agreement, to indemnify Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Purchaser Indemnified Party") against and hold them harmless from all Losses actually incurred by them arising out of (i) the breach of any representation or warranty of Seller herein and (ii) the breach of any covenant or agreement of Seller herein (other than Section 3.25, the Tax Deed and Pension Schedule (other than Section 9(C) "Sex equality")), it being understood that the sole remedy for breach of such representations, warranties, covenants and agreements shall be pursuant to the Tax Deed or Pension Schedule (other than Section 9(C) "Sex equality"), as the case may be). Notwithstanding anything in this Article VIII to the contrary, no claim may be asserted nor may any action be commenced against Seller pursuant to Section 8.03(a)(i) unless written notice of such claim or action is received by Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 8.01.

        (b)  Notwithstanding anything in this Agreement to the contrary, no claim may be made against Seller for indemnification pursuant to Section 8.03(a)(i) with respect to any individual item of Loss or items of Losses arising out of substantially similar facts and circumstances, unless such item or items of Losses exceed $100,000 (the "Designated Amount") and no claim may be made against Seller pursuant to Section 8.03(a)(i) unless the aggregate of all such Losses of the Purchaser Indemnified Parties referred to in Section 8.03(a)(i) shall exceed $1,000,000 (the "Seller's Threshold Amount"), after which all indemnifiable Losses shall be payable, and not only the amount in excess of the Seller's Threshold Amount. Notwithstanding anything in this Agreement to the contrary, no Purchaser Indemnified Party shall be indemnified pursuant to Section 8.03(a)(i) if, and to the extent that, the aggregate of all Losses of the Purchaser Indemnified Parties for which the Purchaser Indemnified Parties previously shall have received indemnification pursuant to Section 8.03(a)(i), together with the aggregate of all amounts with respect to Taxes for which Purchaser previously shall have received indemnification pursuant to Section 8.03(a)(i), shall have exceeded 10% of the Base Purchase Price. In addition, no claim may be made against Seller for indemnification pursuant to this Section 8.03 with respect to any individual item of Loss, if such claim otherwise was raised (whether or not accepted) in connection with the Purchase Price adjustment procedures set forth in Section 2.08.

        (c)  Payments by Seller pursuant to Section 8.03(a) shall be limited to the amount of any Loss that remains after deducting therefrom (i) any Tax benefit to the Purchaser Indemnified Parties; (ii) any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Purchaser Indemnified Parties from any third party with respect thereto (other than in respect of insurance proceeds received from the Purchaser's warranty and indemnity insurance policy in relation to this Agreement); and (iii) any reserves provided for the item in question in the Closing Balance Sheet. A Tax benefit will be considered to be recognized by the Purchaser Indemnified Party for purposes of this Section 8.03 in the Tax period in which the indemnity payment occurs, and the amount of the Tax benefit shall be determined by assuming that Purchaser Indemnified Party is in the maximum applicable statutory Tax bracket after any deduction or other allowances reportable with respect to a payment hereunder.

        (d)  A Purchaser Indemnified Party shall give Seller prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which such Purchaser Indemnified Party has knowledge concerning any Loss as to which such Purchaser Indemnified Party may request indemnification hereunder; provided, however, that the failure to give such notice shall not relieve Seller from any Liability or obligation pursuant to this Section 8.03 unless and only to the extent that Seller is materially prejudiced thereby. Seller shall have the right to assume, through counsel reasonably acceptable to Purchaser, the defense or settlement of any such claim or proceeding at its own expense. If Seller elects to assume the defense of any such claim or proceeding, Purchaser Indemnified Party may participate in such defense, but in such case the expenses of Purchaser Indemnified Party shall be paid by Purchaser Indemnified Party. Purchaser Indemnified Party shall provide Seller with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Seller in the defense or settlement thereof, and Seller shall reimburse Purchaser Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith; provided, however, that neither Purchaser nor Seller shall be required pursuant to this Section 8.03 to disclose any privileged information or any attorney work product. If Seller elects to assume the defense of any such claim or proceeding, Purchaser Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless Seller consents in writing to such payment or unless Seller, subject to the last sentence of this Section 8.03(d), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of Seller is entered against Purchaser Indemnified Party for such liability. If Seller shall fail to undertake any such defense, Purchaser Indemnified Party shall have the right to undertake the defense or settlement thereof, at Seller's expense. If Purchaser Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 8.03(d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then Purchaser Indemnified Party shall give Seller prompt written notice thereof and Seller shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

        (e)  Purchaser hereby acknowledges and agrees that (except in the case of fraud, in which case Purchaser reserves any and all rights and remedies available to it) its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in the Tax Deed and in this Article VIII and specific performance as contemplated by Section 10.15. In furtherance of the foregoing, Purchaser hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Seller or any of its Affiliates arising under or based upon any Law (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise) with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby except as set forth in the preceding sentence (except in the case of fraud, in which case Purchaser reserves any and all rights and remedies available to it).

        (f)    Except as expressly set forth in this Agreement, Seller is not making any representation, warranty, covenant or agreement with respect to the Shares, the Grafts Business or any other matter contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Purchaser, after the consummation of the purchase and sale of the Shares as contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

        (g)  Purchaser acknowledges that it is not aware at the date of this Agreement (or the Closing Date as applicable) of any breach of the representations and warranties given by the Seller in Article III, except for those matters set forth in the Disclosure Letter.

        (h)  Notwithstanding anything to the contrary contained herein, Seller shall not be liable to or otherwise responsible to any other Person for consequential, incidental or punitive damages or for diminution in value or lost profits that arise out of or relate to this Agreement or the performance or breach thereof.

ARTICLE IX

TERMINATION AND WAIVER

        Section 9.01    Termination.    This Agreement may be terminated at any time prior to the Closing:

          (a)  by the mutual written consent of Seller and Purchaser; or

          (b)  by either Seller or Purchaser, if the Closing shall not have occurred prior to March 31, 2003, provided, however, that the right to terminate this Agreement under this Section 9.01 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

          (c)  by either Seller or Purchaser, in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the transactions contemplated hereby; or

          (d)  by Purchaser if, between the date hereof and the time scheduled for the Closing, Seller shall not have complied in all material respects with any material covenant or agreement to be complied with by it and contained in this Agreement; or

          (e)  by Seller if, between the date hereof and the time scheduled for the Closing, Purchaser shall not have complied in all material respects with any material covenant or agreement to be complied with by it and contained in this Agreement.

        Section 9.02    Effect of Termination.    (a) (i) In the event of the termination of this Agreement by the Seller prior to the Closing pursuant to Section 9.01(b), or 9.01(e), Purchaser shall as soon as practicable thereafter reimburse Seller for all of its reasonably documented out-of-pocket costs and expenses (including attorney's fees) incurred in connection with this Agreement and in pursuit of the transactions contemplated hereby in cash, by wire transfer in immediately available funds to an account designated in writing by Seller and (ii) in the event of the termination of this Agreement by the Purchaser prior to the Closing pursuant to Section 9.01(b) or 9.01(d), Seller shall as soon as practicable thereafter reimburse Purchaser for all of its reasonably documented out-of-pocket costs and expenses (including attorney's fees) incurred in connection with this Agreement and in pursuit of the transactions contemplated hereby in cash, by wire transfer in immediately available funds to an account designated in writing by Purchaser; provided, however, that any failure to satisfy the closing condition specified in Section 7.01(d) shall not result in any payment by Seller pursuant to this Section 9.02(a)(ii).

        (b)  In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no further liability on the part of any party hereto (i) except as set forth in Section 5.02(c), Section 8.02(a) and Section 10.01, and (ii) nothing herein shall relieve either party from liability for any breach hereof.

        Section 9.03    Waiver.    Either party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or; (iii) waive compliance with any of the agreements of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

        Section 10.01    Expense.    Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

        Section 10.02    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

          (a)  if to any Selling Entity:

      Centerpulse (U.K.) Holding Limited
      Newmans Avenue
      Inchinnan
      GB-Renfrewshire
      PA4 9RR
      Scotland UK
      Telecopy No.: 44 141 812 5555
      Attention: Roshan Maini

      with a copy to:

      McDermott, Will & Emery
      50 Rockefeller Plaza, 11th Floor
      New York, New York 10020-1605

      Telecopy No.: (212) 547-5444
      Attention: Spencer D. Klein, Esq.

          (b)  if to Purchaser:

      Terumo Corporation
      2-44-1, Hatagaya, Shibuya-Ku
      Tokyo, 151-0072 Japan
      Telecopy No.: 81 3 (3374) 8168
      Attention: Koji Nakao

      with a copy to:

      Simmons & Simmons
      CityPoint
      One Ropemaker Street
      London EC2Y 955
      Telecopy No.: 44 20 7628 2070
      Attention: Isabella MH Roberts

        Section 10.03    Public Announcements.    Except as required by Law or by the requirements of any securities exchange on which the securities of a party hereto are listed, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

        Section 10.04    Headings.    The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 10.05    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        Section 10.06    Entire Agreement.    This Agreement, together will all the agreements entered into pursuant hereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, with respect to the subject matter hereof.

        Section 10.07    Assignment; Fulfillment of Obligations.    (a) This Agreement shall not be assigned without the express written consent of Seller and Purchaser (which consent may be granted or withheld in the sole discretion of Seller and Purchaser), except that either party hereto may assign its rights hereunder to a wholly owned subsidiary of such party; provided, however, that any such assignment shall not relieve the assigning party of its obligations hereunder; and provided further that any assignment by Purchaser hereunder to any of its wholly owned subsidiaries shall cease to be effective if such subsidiary ceases to be a wholly owned subsidiary of Purchaser.

        (b)  Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

        Section 10.08    No Third Party Beneficiaries.    Subject to the provisions of Article VIII relating to the Seller Indemnified Parties or the Purchaser Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Except as provided in Article VIII, no person who is not a party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

        Section 10.09    Amendment.    This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, Seller and Purchaser.

        Section 10.10    Rights Cumulative and Other Matters.    (a) Except as otherwise provided in this Agreement, the rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

        (b)  No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part.

        (c)  No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

        Section 10.11    Governing Law.    This Agreement shall be governed by the laws of England and Wales. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of England and Wales in any action or proceeding to enforce this Agreement or arising out of or relating to this Agreement and irrevocably waive any objection to such proceedings on the grounds of an inconvenient forum.

        Section 10.12    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        Section 10.13    Disclosure Letter.    The parties hereto acknowledge that certain matters set forth in the Disclosure Letter are included for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they would not be required to be set forth therein by the terms of this Agreement and that disclosure of such matters shall not be taken as an admission by Seller or any of its Affiliates that such disclosure is required to be made under the terms of any provision of this Agreement and in no event shall the disclosure of such matters be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement. Disclosure of any fact or item in a section of the Disclosure Letter shall be deemed to be disclosed with respect to any other applicable section whether or not an explicit cross-reference appears.

        Section 10.14    Currency.    Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) Dollars and all payments hereunder shall be made in United States Dollars.

        Section 10.15    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signature Page follows]

        IN WITNESS WHEREOF, Seller, CUH, CGHG and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CENTERPULSE USA HOLDING CO.
By:	/s/ GABOR-PAUL ONDO
	Name:	Gabor-Paul Ondo
	Title:	President
CENTERPULSE USA HOLDING CO.
By:	/s/ ROSHAN MAINI
	Name:	Roshan Maini
	Title:	President
By:	/s/ FRANK CARROLL
	Name:	Frank Carroll
	Title:	Vice President of Finance and Human Resources
CENTERPULSE (UK) HOLDINGS LTD.
By:	/s/ URS KAMBER
	Name	Urs Kamber
	Title	Managing Director
By:	/s/ MARCEL BAUCKHAGE
	Name:	Marcel Bauckhage
	Title:	Managing Director

In Respect of Section 5.07 only:
CENTERPULSE AG
By:	/s/ URS KAMBER
	Name:	Urs Kamber
	Title:	Chairman and Chief Executive Officer
By:	/s/ MAX LINK
	Name:	Max Link
	Title:	Chief Financial Officer
TERUMO CORPORATION
By:	/s/ KOJI NAKAO
	Name:	Koji Nakao
	Title:	Director and Managing Executive Officer, President, Cardiovascular

SCHEDULE OF AFFILIATED COMPANIES

Sulzer Cardiovascular GmbH,
a company organized under the laws of the Federal Republic of Germany

Sulzer Vascutek USA Inc.,
a corporation incorporated in the State of Delaware

SCHEDULE OF RELATED COMPANIES

Sulzer Cardiovascular SA,
a company organized under the laws of France

Sulzer Cardiovascular AG,
a company organized under the laws of Switzerland

Sulzer Medica Canada Inc.,
a company organized under the laws of Canada

Sulzer Cardiovascular BV,
a company organized under the laws of the Netherlands

Sulzer Medica Australia Pty Ltd.,
a company organized under the laws of Australia

QuickLinks

  Exhibit 4.25
TABLE OF CONTENTS
W I T N E S S E T H
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI EMPLOYEE MATTERS
ARTICLE VII CONDITIONS TO CLOSING
ARTICLE VIII INDEMNIFICATION
ARTICLE IX TERMINATION AND WAIVER
ARTICLE X GENERAL PROVISIONS
SCHEDULE OF AFFILIATED COMPANIES
SCHEDULE OF RELATED COMPANIES